Exhibit 99.1

Rimage Reports Improved Second Quarter Sales and Earnings

Positive Third Quarter Guidance

Minneapolis, MN—July 27, 2010—Rimage Corporation (Nasdaq: RIMG) today reported operating results for the second quarter of 2010 ended June 30.

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Sales totaled $22.3 million, an increase of 13% from $19.8 million in the second quarter of 2009. Second quarter revenues benefited from shipment of the initial hardware order of approximately $3.0 million related to a previously announced $11.0 million agreement for disc publishing systems for integration into the digital photography solution of a major national retailer.

▪	Operating income was $3.2 million, up 26% from $2.5 million in the year-earlier period.
▪	Net income came to $2.1 million or $0.22 per diluted share, compared to $2.0 million or $0.20 per diluted share in the second quarter of 2009.

Sherman L. Black, president and chief executive officer, commented: “Rimage’s second quarter operating results benefited not only from the large retail shipment, but also from the growing number of customers electing to replace or upgrade their existing installations. The resulting shift in our sales mix toward hardware pushed our second quarter gross margin to 48% from 46% in the year-earlier period. This mix shift is being facilitated by our recently introduced 5400N disc publishing system, which is proving ideal for a wide range of applications. We shipped hundreds of 5400s during the second quarter, making this product launch the most successful in Rimage’s history. Our second quarter performance also benefited from lower than forecasted expenditures on the growth initiatives that we are implementing to transform Rimage into a higher-performing business.”

He continued: “Our growth initiatives are on track and proceeding on schedule. We have strengthened our core disc publishing business and are maximizing opportunities available to this technology. At the same time, we are making significant progress toward our goal of transforming Rimage into a solutions-based company and generating new revenue streams by leveraging our disc publishing platform with greater software content. We also are continuing to evaluate opportunities for expanding our solutions beyond the realm of physical distribution of data.”

Following is a second quarter progress report on the initiatives that form the near and mid-term components of Rimage’s growth strategy:

Strengthening Core Disc Publishing Business

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Distribution: At the beginning of the second quarter, Rimage ended its relationship with distributors in its largest markets, including the U.S., Germany and the U.K. In place of distributors, Rimage is expanding its sales force, while continuing to serve customers through high-quality value-added resellers (VARs). This action, which has eliminated significant cost from our distribution system and moved us closer to our customers, was implemented without any significant negative impact on second quarter sales and product returns. The positive impact of this new sales model on sales and margins is expected to  become increasingly apparent during this year’s second half.

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Product Offerings: The introduction of the 5400N disc publishing system in March enabled us to reduce our line of hardware offerings from 27 to a more manageable and better differentiated 15. We expect to reduce our offerings to 13 later this year per our strategic plan. We believe the reduction in our product offerings will have an increasingly positive impact on sales and manufacturing costs.

▪	Consumable Supplies: We opened our new e-commerce system this quarter for selling our full range of consumable supplies.
▪	Global Service: Work is continuing on plans for increasing the attach rates of service contracts on system sales to maximize the revenue potential of Rimage’s worldwide service capability.

New Solutions-Based Initiatives

▪	Video Surveillance Solution

We have been steadily refining our video surveillance solution since its initial $800,000 sale in the fourth quarter of 2009. Rimage Surveillance Solutions were formally introduced in the second quarter. Developed in partnership with a major provider of surveillance software, this solution leverages our disc publishing platform, enabling users to collect, archive and publish large volumes of video surveillance data. We have developed a substantial pipeline of projects with law enforcement agencies that we expect to revenue in this year’s third quarter. We believe the surveillance market has the potential to become a growth driver for Rimage going forward.

▪	Digital Forensics Solution

The Evidence Disc System™(EDS) also leverages our disc publishing platform to collect, process and analyze information stored on optical media gathered at crime scenes. EDS also increases accuracy in tracing and authenticating evidence. Feedback from beta tests has been highly positive, and we have trained our VAR partners on this product. We expect to book revenues in the second half from projects in our sales pipeline.

▪	China Medical Solution

We have applied to the Chinese government for the registration of Rimage Information Technology, a majority-owned joint venture that will deploy a complete digital publishing solution for medical imaging in hospitals and clinics in China. We expect to receive approval from the Chinese government in the third quarter. In the meantime, we have hired a general manager for the joint venture and secured an office in Shanghai. Initial revenues from this undertaking are anticipated during the second half of 2010, and we are optimistic about the sales potential of our China medical venture over the next few years.

Outlook

Black added: “We are confident of making continued progress with our growth initiatives in this year’s third quarter. Given the ongoing disc publishing system refresh cycle, the positive impact of our channel realignment on sales and margins, and the outlook for new solutions-based revenues, we believe third quarter sales and earnings should be moderately above the levels reported in the second quarter. We are not factoring the impact of the previously mentioned retail agreement into our third quarter outlook, since our customer has not yet finalized our order schedule for the balance of this transaction originally scheduled for the second half of 2010.”

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of workflow-integrated digital publishing solutions that produce CD/DVD/Blu-ray discs with customized content and durable disc labeling. Key vertical markets and applications for our systems include video workflows, retail, medical imaging and law enforcement. We also are implementing a multi-year process to transform Rimage into a higher-performing business. Our growth strategy involves strengthening Rimage’s traditional disc publishing business; developing total solutions that encompass both hardware and software; and identifying future opportunities in adjacent markets. Headquartered in Minneapolis, Minnesota, Rimage is a global business with operations in North America, Europe and Asia.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact

Robert M. Wolf, CFO Rimage Corporation 952/944-8144	Richard G. Cinquina Equity Market Partners 904/415-1415

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenues	$22,303	$19,818	$40,673	$38,176
Cost of revenues	11,668	10,630	21,386	20,423
Gross profit	10,635	9,188	19,287	17,753
Operating expenses:
Research and development	1,417	1,501	2,858	3,476
Selling, general and administrative	6,030	5,148	12,297	10,490
Total operating expenses	7,447	6,649	15,155	13,966
Operating income	3,188	2,539	4,132	3,787
Other income, net	123	823	268	1,333
Income before income taxes	3,311	3,362	4,400	5,120
Income tax expense	1,258	1,389	1,652	1,962
Net income	2,053	1,973	2,748	3,158

Net income per basic share	$0.22	$0.21	$.29	$.34

Net income per diluted share	$0.22	$0.20	$.29	$.33
Basic weighted average shares outstanding	9,531	9,372	9,504	9,358
Diluted weighted average shares outstanding	9,608	9,517	9,588	9,463

Consolidated Balance Sheet Information:

	Balance as of
	June 30, 2010	December 31, 2009

Cash and marketable securities	$101,363	$101,088
Receivables	13,794	13,732
Inventories	6,688	4,123
Total current assets	123,815	120,760
Property and equipment, net	7,939	7,855
Marketable securities – non-current	6,762	9,037
Total assets	141,405	140,282
Current liabilities	16,266	17,589
Long-term liabilities	1,881	2,744
Stockholders’ equity	123,258	119,949

Conference Call and Replay

Rimage Corporation will review its second quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference will be available at 303-590-3030 with the 4326155 conference ID through August 3, 2010. In addition, the webcast of the conference call will be archived in the investor relations section of Rimage’s web site.